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                                                                      EXHIBIT 20



[LOGO OF OPTEL APPEARS HERE]                          [LOGO OF ICS APPEARS HERE]


         OPTEL AND ICS COMPLETE FIRST PHASE OF ACQUISITION BY OPTEL OF
                       PRIVATE CABLE AND TELEPHONE UNITS

When completed, purchase will bring OpTel to over 500,000 units under contract.

DALLAS (APRIL 13, 1998) -- OpTel, Inc. and Interactive Cable Systems, Inc. (ICS) announced today that they had completed the initial closing under the previously announced purchase by OpTel of ICS's private cable and telephone operations in Houston, Dallas/Fort Worth, San Diego, Phoenix, Chicago, Denver, San Francisco, Los Angeles, Miami/Ft. Lauderdale, Tampa, Atlanta, Orlando, Indianapolis and greater Washington, D.C.

The initial closing represented approximately 60% of the 90,000 cable and phone units under contract comprising the overall purchase.

Louis Brunel, OpTel's President and Chief Executive Officer said, "This major strategic acquisition reinforces OpTel as the preeminent leader in the private cable and telecommunications industry. It greatly strengthens our presence and profitability in existing OpTel markets and brings us into new markets, Atlanta, Indianapolis and Orlando, on an efficient scale of operations. We are very pleased to welcome ICS, and through it ICS's investors and shareholders, as investors in OpTel."

Kevin Schottlaender, ICS's President and Chief Executive Officer, said: "ICS was very pleased to combine our business with OpTel's in the MDU markets we mutually serve, creating significant economies of scale that will benefit building owners and residents."

Messrs. Brunel and Schottlaender noted that they expect the remainder of the transaction to be completed in the near future.

Interactive Cable Systems, Inc. (ICS) is the nation's third largest private telecommunications and video services provider to the multi dwelling unit housing industry. Headquartered in Richardson, Texas, ICS serves in 20+ markets throughout the United States.

OpTel is the largest private cable operator in the United States. The Company provides cable television service and telecommunications services to residents of multi-dwelling unit (MDU) complexes principally under long-term contracts with MDU owners in thirteen markets (Houston, Dallas/Fort Worth, San Diego, Phoenix, Chicago, Denver, San Francisco, Los Angeles, Miami/Ft. Lauderdale, Atlanta, Indianapolis, Tampa and Orlando). OpTel is majority owned by Le Groupe Videotron Ltee, owner of the second largest cable television operator in Canada.

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For further information contact:

                OpTel                           ICS
                -----                           ---

                Stephen Dube                    Kevin Schottlaender
                (214) 634-3856                  (972) 669-6200